Exhibit 8.1

List of Principal Subsidiaries and Variable Interest Entities of the Registrant

Principal Subsidiaries	Place of Incorporation
Molecular Data (HK) Limited	Hong Kong
Shanghai MOHUA Information Technology Co., Ltd.	People’s Republic of China
Shanghai MOKAI Biotechnology Co., Ltd.	People’s Republic of China
Shanghai MOCHUANG Biotechnology Co., Ltd.	People’s Republic of China

Consolidated Variable Interest Entities	Place of Incorporation
Jiaxing MOLBASE Information Technology Co., Ltd.	People’s Republic of China
Shanghai MOLBASE Technology Co., Ltd.	People’s Republic of China

Subsidiaries of Consolidated Variable Interest Entities	Place of Incorporation
ShaanXi MOLBASE Biotechnology Co., Ltd.	People’s Republic of China